Exhibit 10.9

February 9, 2024 (Amended & Restated February 12, 2024)

WITHOUT PREJUDICE

PRIVATE AND CONFIDENTIAL

DELIVERED VIA EMAIL (pdf): [REDACTED]

Jaime Leverton

[REDACTED]

Dear Jaime:

Re:Termination of Employment

This letter is further to our conversation on February 6, 2024 during which we advised you that your employment with Hut 8 Mining Corp. (“Hut”) and Hut 8 Corp. (the “Company”) (together, collectively, the “Hut Group”) was terminated without cause, effective on February 6, 2024 (the “End Date”), with the approval of all other members of the Board of Directors of the Company.

We set out below the terms and conditions of your departure and upon which the Hut Group and you would resolve all matters between you, including all matters arising from or related to your employment with the Hut Group and the termination thereof. Please review the terms and conditions below and reach out to Aliza Rana, Deputy General Counsel, at [REDACTED] if you have any questions.

Terms of Separation

1.	Your employment with the Hut Group terminated on the End Date and you ceased to be an officer of the Company and all of its subsidiaries and affiliates, as applicable, as of the End Date.
2.

You will resign as a director of the Company and of all of its subsidiaries and affiliates to which you act as a director, effective as of the End Date. You will sign the Resignation in the form attached as Appendix “A” to this letter to evidence these resignations and return it to Bill Tai, Chairman of the Board, at [REDACTED] by 2:30pm ET on February 12, 2024.

3.

In accordance with Section 4.4 (Termination without Cause or for Good Reason) of your executive employment agreement dated as of the 30th day of November, 2023 (the “Employment Agreement”), you will be provided with:

a.	USD$1,100,000.00 as pay in lieu of notice, which will be paid to you in equal installments on the Company’s regular payroll dates over the period from the End Date to February 6, 2025;
b.	your base salary accrued and owing to you as of the End Date, payable on the Company’s next regular payroll date after the End Date;
c.

outstanding vacation pay owing to you (including for vacation pay that accrues until February 27, 2024, the date the three-week statutory notice period prescribed by Ontario’s Employment Standards Act, 2000 (the “ESA”) ends), payable on the Company’s next regular payroll date after the End Date;

d.	reimbursement for all eligible expenses that have been properly incurred by you and remain outstanding as the End Date, subject to your submission of satisfactory statements and receipts in support of these expenses to Meigelle Cunningham, VP of Human Resources, at [REDACTED] by 2:30pm ET on February 12, 2024 and in which case, reimbursement will be provided within 30 calendar days thereafter;

e.

continuation of your benefits in effect as of the End Date until February 27, 2024, the date the three-week statutory notice period prescribed by the ESA ends. Thereafter, the Hut Group will continue to make its regular employer contributions to continue only your group health and dental benefits in effect as of the End Date until February 6, 2025. It is your responsibility to arrange for alternative coverage; and

f.

the vesting of the 452,664 restricted shares units (the “RSUs”) held by you as of the End Date, in accordance with the terms of Hut’s Omnibus Long-Term Incentive Plan (the “Plan”). These RSUs will vest and settle automatically, without requiring any further action by the Hut Group or you on the later of (i) the end of the first full trading day following the release of the Company’s 2023 annual financial statements; and (ii) the date that you cease to be an affiliate for purposes of Rule 144 under the U.S. Securities Act, being three months following the End Date (such later date being the “Settlement Date”).  No further long-term incentive or other equity awards will be granted to you. The Company will make, or cause to be made, applicable “sell to cover” arrangements on your behalf such that you are issued the applicable number of common shares in respect of such RSUs, net of withholding obligations on or about the Settlement Date. You are reminded that you may remain “a person in a special relationship” with the Company and will be subject to applicable insider trading rules under applicable securities laws and should govern yourself accordingly.

4.

Notwithstanding that an annual bonus for FY2023 has not yet been awarded to you and you are therefore not entitled to a FY2023 bonus payout pursuant to Section 4.4(2) of your Employment Agreement, you will receive, on a good faith and without prejudice basis, CAD$500,000.00 in lieu of a bonus for FY2023 and which will be paid to you in equal installments on the Company’s regular payroll dates over the period from the End Date to February 6, 2025.

5.

Notwithstanding your duty under Section 10(c) below to return all Hut Group property, the Hut Group is prepared to permit you to retain your company issued mobile phone and to retain the phone number associated with such mobile phone, subject to you setting the phone to deault and wiping it of all company data.

6.	The Hut Group will arrange for all of your personal belongings in the Hut Group’s offices to be sent to your home via courier.
7.

The Hut Group will reimburse you for legal fees actually incurred by you in connection with the review of this agreement and payable to your legal counsel, up to a maximum of CAD$10,000.00, inclusive of  HST, conditional on the Hut Group’s receipt of an invoice indicating that such fees have been incurred and an Authorization and Direction directing payment of such fees.

8.

The Hut Group confirms that it will, subject to the terms and conditions of such policies, maintain director & officer insurance coverage for you at or above current levels for a period of five years following the End Date. The Hut Group further confirms that it will notify you in the event of any lapse or diminution in such coverage prior to the expiration of the five-year tail period.

9.	Any amount in this letter that is expressed in United States dollars will be converted from United States dollars to Canadian dollars at the average USD:CAD exchange rate (calculated using the Bank of

Canada rates) for the calendar month prior to the calendar month of the applicable pay period for such amount.

Conditions

10.	Your receipt of the items above that exceed your minimum statutory entitlements as prescribed by the ESA are conditional upon you:
a.

signing this letter in the space below as well as the Full and Final Release in the form attached as Appendix “B” to this letter, and returning them to Bill Tai, Chairman of the Board, at [REDACTED] by 2:30pm ET on February 12, 2024;

b.	siging the Resignation in the form attached as Appendix “A” to this letter, and returning it Bill Tai, Chairman of the Board, at [REDACTED] by 2:30pm ET on February 12, 2024;
c.

returning to Meigelle Cunningham, VP of Human Resources, at [REDACTED] by 5:00pm ET on February 13, 2024 all property (including all confidential information and passwords) of the Hut Group and their affiliates in your possession or under your control (except that you will be permitted to retain the company issued mobile phone in accordance with Section 5 above);

d.

continuing to abide by your ongoing obligations that survive the cessation of your employment, including your ongoing fiduciary obligations and your ongoing obligations under your Employment Agreement, including under Article 5 (Executive’s Covenants), Article 6 (Non-Competition), Article 7 (Non-Solicitation), Article 9 (Non-Disparagement) and Section 11.6 (Notification of New Employer) of your Employment Agreement; and

e.

keeping the terms of this letter and your separation strictly confidential and not disclosing them to anyone, except: (i) to your legal counsel and financial advisors, on condition that they each undertake in advance to hold such information strictly confidential; or (ii) as required by law or as permitted under applicable regulatory whistleblowing legislation.

If the conditions above are not satisfied in the timeframes specified (where applicable), you will only receive your minimum statutory entitlements as prescribed by the ESA.

Please note that regardless if you sign back this letter, the Full and Final Release attached at Appendix “B” and/or the Resignation attached at Appendix “A”, you shall continue to comply with your existing and ongoing obligations at common law and pursuant to your Employment Agreement that survive the cessation of your employment, including as summarized at subparagraph 6(c), subparagraph 6(d) and subparagraph 6(e) above.

Other Information

After the End Date, a Record of Employment will be forwarded to you in the timeframe required by law.

The Company or Hut, as applicable, will deduct all applicable withholdings and deductions and outstanding advances from any entitlements to be provided to you as outlined above. These entitlements are inclusive of any entitlements that may be owed to you, including under your Employment Agreement, under any long-term incentive, equity compensation and other benefit plan, under the ESA and at common law, and no further entitlements are owed to you. For greater certainty, this letter is the entire agreement between you and the Hut Group with respect to the subject matter hereof that surpersedes and replaces all prior correspondence with respect to the subject matter hereof, and you will not be entitled to any additional monies, damages or other entitlements from the Hut Group besides as set out above.

Please notify us of any change to your mailing address so we can continue to correspond with you, as necessary, and to ensure you receive all required documentation (e.g., T4 slips) at year end.

Lastly, the intent of the parties is that payments and benefits under this letter comply with Section 409A of the United States Internal Revenue Code of 1986 (“Section 409A”), to the extent subject thereto, and accordingly, to the maximum extent permitted, this letter shall be interpreted and administered to be in compliance therewith. Notwithstanding the foregoing, the Company makes no representation that any or all of the payments described in this letter will be exempt from or comply with Section 409A and makes no undertaking to preclude Section 409A from applying to any such payment.

We wish you the best in your future endeavours.

Sincerely,

HUT 8 MINING CORP.

/s/ Shenif Visram
Name:Shenif Visram
Title:Chief Financial Officer
I have the authority to bind the corporation.

HUT 8 CORP.

/s/ Asher Genoot
Name:Asher Genoot
Title:Chief Executive Officer
I have the authority to bind the corporation.

Encl.Resignation – Appendix “A”

Full and Final Release – Appendix “B”

********************************

I, Jaime Leverton, hereby acknowledge and confirm that I have read, understand and having had a reasonable opportunity to obtain independent legal advice, voluntarily accept the terms and conditions set forth above. I confirm that I have signed and returned the enclosed Full and Final Release in the timeframe specified above and that I have returned, or will return, all property of the Hut Group and their affiliates that was in my possession or under my control in the timeframe specified above (except for the company issued mobile phone, in accordance with the terms above).

February 12, 2024	/s/ Jaime Leverton
Date	Jaime Leverton

APPENDIX “A”

RESIGNATION

TO:	BOARD OF DIRECTORS OF HUT 8 CORP. (the “Corporation”)

______________________________________________________________________________

I hereby resign as a director of the Corporation and as a director and officer of each subsidiary of the Corporation to which I am a director or officer, being Hut 8 Mining Corp., Hut 8 Energy Holdings Inc., Far North Power Corp., Hut 8 High Performance Computing Inc., Hut 8 Asset Management Inc. and Hut 8 Infrastructure LLC, effective as of the date hereof.

DATED as of February 6, 2024
/s/ Jaime Leverton
JAIME LEVERTON

APPENDIX “B”

FULL AND FINAL RELEASE

WHEREAS the employment of Jaime Leverton (the “Releasor”) with Hut 8 Mining Corp. and Hut 8 Corp. (collectively, together, the “Hut Group”) was terminated effective February 6, 2024;

AND WHEREAS the Releasor has voluntarily agreed to accept the terms and conditions set out in the termination letter dated February 9, 2024 (Amended & Restated February 12, 2024) to which this Full and Final Release is attached and other good and valuable consideration (the “Separation Terms”) in settlement of all claims which the Releasor may have by reason of the Releasor’s employment with the Hut Group or the aforesaid termination of that employment with the Hut Group.

NOW THEREFORE WITNESSETH that in consideration of the Separation Terms, the Releasor hereby releases and forever discharges, to the greatest extent permissible by applicable law, the Hut Group and its parent, subsidiary, successor, predecessor, affiliated, associated and related corporations and all of its and their past, present or future respective directors, officers, employees, shareholders, insurers and agents (collectively referred to as the “Releasees”) from all actions, causes of action, claims and demands, known or unknown, that she has or may have as against the Releasees whatsoever (collectively referred to as the “Claims”) and, without limiting the generality thereof, all Claims arising from the employment of the Releasor with the Releasees or the termination of the said employment, including: (i) all Claims pursuant to the employment agreement between the Releasor and the Hut Group dated as of the 30th day of November, 2023 (the “Employment Agreement”) and the Releasor's prior employment agreement dated December 1, 2020; (ii) all Claims under United States federal, state or local law and under Canadian federal, provincial and local law, including under the Human Rights Code (Ontario), the Employment Standards Act, 2000 (Ontario), the Occupational Health and Safety Act (Ontario), other applicable legislation, at common law, in equity or otherwise; (iii) all Claims for reinstatement, salary, wages, bonuses, commissions, stock options, restricted share units, other equity incentives, vacation pay, holiday pay, overtime pay, termination pay, severance pay and compensation and damages in lieu of notice; (iv) all Claims under any applicable benefit plans and pension plans; and (v) all Claims the Releasor may have in any way relating to improper workplace behaviour, including workplace violence, workplace harassment (including sexual harassment) and discrimination.

NOW THEREFORE WITNESSETH that the Releasor agrees that the Releasor is aware of the Releasor’s rights under the Human Rights Code (Ontario) and under other applicable human rights, anti-discrimination and anti-harassment leigislation, and confirms that the Releasor is not asserting such rights or advancing a human rights complaint against the Releasees.

NOW THEREFORE WITNESSETH that the Releasor further agrees that the Releasor has not been either directly or indirectly involved in, or asked or directed to participate in, any conduct that could give rise to an allegation that the Releasees have violated any laws applicable to their businesses or that could otherwise be construed as inappropriate or unethical in any way, even if such conduct is not, or does not appear to be, a violation of any law. The Releasor acknowledges and represents that: (i) the Releasor has been given the opportunity to report such conduct to the Hut Group or to third parties and that the Releasor has not made, and will not make, any such report or complaint to the Hut Group or to any third parties; and (ii) the Releasor will not cooperate with, encourage or assist any other person or entity in pursuing claims or litigation against the Releasees. The foregoing is agreed, however, not to limit the Releasor’s obligation to testify honestly and accurately in any legal proceeding if compelled to do so by a court order or subpoena.

FOR THE SAID CONSIDERATION, the Releasor further agrees not to make any claim or take any proceedings against any other individual, partnership, association, trust, unincorporated organization or corporation with respect to any matters which may have arisen between the Releasor and the Releasees or any one of them or in which any claim could arise against the Releasees or any one of them for contribution or indemnity or other relief over.

AND THE RELEASOR UNDERSTANDS AND AGREES that the Separation Terms and this Full and Final Release do not constitute any admission of liability by the Releasees.

AND THE RELEASOR FURTHER UNDERSTANDS AND AGREES that the Separation Terms and this Full and Final Release shall constitute a settlement, including for the purposes of section 112(1) of the Employment Standards Act, 2000 (Ontario), as may be amended from time to time, including any successor legislation;

AND FOR THE SAID CONSIDERATION, the Releasor further agrees to waive any and all rights under the laws of any jurisdiction in the United States, Canada, or any other country, that limit a general release to those claims that are known or suspected to exist in the Releasor’s favour as of the date this Full and Final Release is signed by the Releasor.

AND THE RELEASOR FURTHER UNDERSTANDS AND AGREES that that the provision of any entitlement pursuant to the Settlement Terms are in consideration of the promises and undertakings by the Releasor in the Settlement Terms and herein and, as such, the Releasor agrees that upon any breach by the Releasor of any promise or undertaking therein or herein, in addition to all other remedies available to the Releasees, in accordance with Section 8.3 of the Releasor’s Employment Agreement, all remaining obligations of the Releasees under the Settlement Terms shall immediately cease (including any obligations to make any further payments to the Releasor or to continue any benefits for the Releasor) and the Releasor shall forfeit any further entitlements in their entirety without damages in lieu, subject only to any minimum requirements as prescribed by the Employment Standards Act, 2000 (Ontario).

NOTWITHSTANDING THE FOREGOING, this Full and Final Release shall not apply to any Claims which the Releasor may have relating to: (i) the failure or the refusal of the Releasees to comply with the Separation Terms; or (ii) to any rights to or coverage by indemnification, exculpation or insurance existing in favour of the Releasor, including any rights to or coverage by indemnification, exculpation or insurance in favour of the Releasor existing under any agreement between the Releasees and the Releasor or any third party, any agreement among the Releasees, or under the constating documents of any of the Releasees.

THIS FULL AND FINAL RELEASE shall be deemed to have been made in and shall be construed in accordance with the laws of Ontario and the laws of Canada applicable therein.

THIS FULL AND FINAL RELEASE shall enure to the benefit of and be binding upon the undersigned and the Releasees and their respective heirs, executors, administrators, legal personal representatives, successors and assigns.

EACH PROVISION OF THIS FULL AND FINAL RELEASE is distinct and severable and if any part or provision of this Full and Final Release is restricted, prohibited or unenforceable, such unenforceability shall be ineffective only to the extent of such restriction, prohibition or unenforceability without invalidating the remaining parts and provisions hereof.

THE RELEASOR HEREBY DECLARES that the Releasor has had a reasonable opportunity to obtain, or has obtained, independent legal advice with respect to the Separation Terms as well as this Full and Final Release and the Releasor fully understands them.

IN WITNESS WHEREOF the Releasor has executed this Full and Final Release at Toronto on the 12th day of February, 2024.

SIGNED in the presence of:	)
	)	/s/ Jaime Leverton
	)	JAIME LEVERTON
/s/ Mat Wilcox	)
Witness	)